AGREEMENT
                                  BY AND AMONG
                             METEOR INDUSTRIES, INC.,
                              PYRAMID STORES, INC.,
                          FLEISCHLI OIL COMPANY, INC.,
                                 GUS FLEISCHLI,
                                 JERRY LOGHRY
                                     AND
                                 ROBERT JENSEN
                                   AGREEMENT

     AGREEMENT, made as of the 31st day of July 1997, by and among Pyramid Stores, Inc., a Colorado corporation, and Meteor Industries, Inc., a Colorado corporation (these two corporations are referred to as "Purchaser"), Fleischli Oil Company, Inc. (the "Company"), a Wyoming corporation, and Gus Fleischli, Jerry Loghry and Robert Jensen
  (collectively referred to as "Shareholders").

     WHEREAS, Purchaser desires to acquire all of the issued and outstanding common stock, except treasury stock of Fleischli Oil Company, Inc., held by the Company, (the "Common Stock") in exchange for the consideration and upon the terms described herein (the "Purchase"); and

     WHEREAS, the Shareholders desire to sell all of their Shares of Common Stock of the Company; and

     WHEREAS, Purchaser, the Company and Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and also desire to prescribe various conditions precedent to the Purchase;

     NOW, THEREFORE, in consideration of the mutual promises, covenants, provisions, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:
                                 ARTICLE 1
                               THE PURCHASE

     1.1 Sale and Delivery of Common Stock. Subject to all the terms and conditions of this Agreement, the Company and Shareholders shall transfer, convey and deliver to Purchaser at the Closing (as defined in paragraph 1.2 hereof) good, valuable and marketable title to the Common Stock, free and clear of all liens, claims and encumbrances in exchange for the consideration described in this Article 1. The consideration described in this Article 1 hereof shall be delivered to a closing agent mutually agreeable to the parties hereto (the "Closing Agent"). Closing Agent shall then disburse such funds in accordance with this Agreement and pursuant to joint written instructions to be prepared by the parties hereto in a form substantially similar to that which is attached hereto as Exhibit 1.1 and delivered to Closing Agent at Closing.

     1.2 Effective Date and Closing. The effective date of this transaction shall be July 31, 1997. The closing of the transaction contemplated herein (the "Closing") shall occur at a mutually agreeable time and place, on the earliest practicable date following the day on which all of the obligations and conditions precedent contained herein are complied with. The Closing date shall be August 11, 1997, or a soon thereafter as reasonably practicable (the "Closing Date").

     1.3  Purchase Price.  Subject to adjustment pursuant to Section
  1.4, subject to the terms of Section 1.5 and subject to all of the other terms and conditions set forth in the Agreement and in reliance on the representations, warranties and covenants hereinafter set forth, Purchaser shall deliver to Closing Agent cash in the amount of $200 per share of Common Stock (hereinafter referred to as the "Purchase Price").

     1.4 Adjustments. The Total Purchase Price of the Common Stock shall be defined as the number of shares of Common Stock outstanding times $200 per share, the maximum shall be $4,752,000 (23,760 shares x $200 per share). Such amount shall be adjusted as follows:

               a. During the three month period following the Closing, Purchaser shall have Coopers & Lybrand L.L.P audit the balance sheet and income statement of the Company as of July 31, 1997, and for the five-month period ending July 31, 1997. In the event the audit raises unexpected issues which reasonably require additional time to complete the audit, the three month period may be extended up to 30 days.

               b. If Purchaser's audit of the Company by Coopers & Lybrand L.L.P. shows that the Company's working capital on July 31, 1997, (after distributions have been made pursuant to Section 1.6) is less than $1,550,000 then the Total Purchase Price shall be reduced by the amount of such working capital deficiency, net of any reduction pursuant to
  Section 1.4(c).

               c. If the Purchaser's audit of the Company shows that the Company's shareholders' equity is less than $3,800,000 (after distributions have been made pursuant to Section 1.6) then the Total Purchase Price shall be reduced by the amount of such shareholders' equity deficiency, net of any reduction pursuant to Section 1.4(b).

               d. If the Purchaser's audit of the Company shows that the Company's deferred tax liability, capital leases and long term notes payable are greater than $2,000,000 (after any distributions have been made pursuant to Section 1.6) then the Total Purchase Price shall be reduced by the amount of such excess.

               e. If the Purchaser's audit shows that the Company owes any related party any notes payable, then the total Purchase Price shall be reduced by such note payable.

               f. If the Common Stock outstanding is more than 23,760 shares the Purchase Price per share will be reduced on a pro rata basis.

     1.5 Payment of Purchase Price. The total Purchase Price shall be paid as follows:

          1. 100% of the Purchase Price per share shall be paid at Closing.

  Exhibit 1.5 attached hereto provides the estimated Purchase Price at Closing. Any further adjustments will be made according to the Adjustment Procedure attached hereto as Exhibit 1.5(a).

     1.6 Bonuses to Employees. On or prior to the "Effective Date", the Company may distribute to employees as bonuses such estimated amount as would result in the after tax net income of the Company for the period commencing March 1, 1997 through July 31, 1997, being equal to zero. After tax net income shall be defined as follows:

          After Tax Net Income - means taxable income on line 30 of the Company's July 31, 1997 Form 1120 U.S. Corporation Income Tax Return, less capital gain net income on line 8 of Form 1120, less net gain from Form 4797, less the total tax on line 31 of Form 1120 (adjusted for the tax effect of the adjustments from capital gain and Form 4797 gain).

     Such distribution shall be made only to the extent that it does not have a negative impact on the Company's operations or materially increase accounts payable from the amounts disclosed in the Company's February 28, 1997 financial statements; and so long as net current assets less current liabilities are not less than $1,550,000. No dividends or other distributions may be made to Shareholders or employees after the Effective Date, except as provided in Section 4.15.

     The distribution will be paid to the Closing Agent pursuant to the provisions of Section 4.15 below.

                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND SHAREHOLDERS

     As an inducement to the Purchaser to enter into this Agreement, the Company and the Shareholders hereby represent and warrant to Purchaser that:

     2.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Wyoming, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and to the Company's and Shareholders' knowledge, the Company is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     2.2 Capital. The authorized capital stock of the Company consists of 200,000 shares common stock, no par value, of which 27,860 shares of common stock are issued and outstanding including a minimum of 4,100 shares that are currently held in the treasury of the Company. All of the issued and outstanding shares of the Company are duly and validly issued, fully paid, and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating the Company, or any subsidiary to issue or to transfer from treasury additional shares of its capital stock. Except for the common stock outstanding, there are no other equity securities of the Company. To the Company's and Shareholders' knowledge, no taxes or other payments to governmental authorities will be due from the Purchaser upon transfer of the Common Stock as contemplated by this Agreement.

     2.3 Corporate Books and Records. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the Board of Directors, all committees of the Board of Directors and the shareholders of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been made available by the Company for inspection by the Purchaser. At the Closing, all of those books and records will be in the possession of the Company.

     2.4 Subsidiaries. The Company does not have any subsidiaries or own any interest in any other enterprise, except as described in Exhibit
  2.4 attached hereto.

     2.5 Directors and Officers. Exhibit 2.5 to this Agreement, contains the names and titles of all directors and officers of the Company.

     2.6 Financial Statements. Exhibit 2.6 to this Agreement, includes true and complete copies of the audited financial statements of the Company for the fiscal periods ended February 28, 1997 and 1996, together with all related notes and schedules thereto. Prior to Closing an unaudited balance sheet as of July 31, 1997 and an unaudited income statement for the five month period ending July 31, 1997 shall be delivered to Purchaser and be included as part of Exhibit 2.6 (both sets of financial statements are hereinafter referred to as the "The Company Financial Statements"). The Company Financial Statements shall have been prepared in accordance with generally accepted accounting principals and practices of the United States (hereinafter referred to as "GAAP"). The Company Financial Statements are true, accurate and complete, and fairly present the financial position of the Company as of the dates and for the periods mentioned therein.

     2.7 Absence of Changes. To the Company's and the Shareholders' knowledge, since the respective dates of the Financial Statements, there has not been any change in the business (financial or otherwise), sales levels, inventory levels in relation to sales, general financial condition, assets, operations or prospects of the Company, except for changes in the ordinary course of business, which changes have not individually or in the aggregate been materially adverse. Since the dates of the Financial Statements dated February 28, 1997, no dividends or distributions of any kind shall have been or will be accrued to Shareholders other than as permitted under Section 1.6 of this Agreement.

     2.8 Absence of Undisclosed Liabilities. To the Company's and the Shareholders' knowledge, as of the respective dates of the Financial Statements included in Exhibit 2.6, the Company did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Financial Statements. To the Company's and the Shareholders' knowledge, as of the Closing Date, the Company does not have any material liabilities not disclosed in the Company Financial Statements.

     2.9 Taxes. To the Company's and the Shareholders' knowledge, within the times and in the manner prescribed by law, the Company has filed all tax returns required by law and has paid all Taxes, assessments and penalties due and payable. The provisions for Taxes, if any, reflected in the Company Financial Statements, are adequate for any and all Taxes for the periods ending on the date of such financial statements and for all prior periods, whether or not disputed. To the Company's and the Shareholders' knowledge, and except as set forth in Exhibit 2.11, there are no present disputes as to Taxes of any nature payable by the Company.

     2.10 Compliance with Laws. To the Company's and the Shareholders' knowledge, the Company has complied in all material respects with, and is not in violation of , applicable federal, state, or local statutes, laws or regulations (including without limitation, any applicable building, zoning, environmental, or other law, ordinance or regulation) affecting its properties or the operation of its business, except as set forth in
  Exhibit 2.10.

     2.11 Litigation. To the Company's and the Shareholders' knowledge, except as set forth in Exhibit 2.11, (1) the Company is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or threatened against or affecting the Company or its business, assets or financial condition (hereinafter referred to as "Actions"); (2) the Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to them; (3) the Company is not engaged in any lawsuits to recover monies due to it. Exhibit 2.11 sets forth an accurate list of all Actions in the past three years including Actions commenced prior thereto which have not yet been resolved, by or against the Company (or by or against any affiliate thereof and relating to the business of the Company) or affecting any of the assets or properties of the Company or its business. All government notices of non-compliance or citations received in the last three years are listed in Exhibit 2.11. To the Company's and the Shareholders' knowledge, none of the disclosed Actions will have an adverse effect upon the Company or its business.

     2.12 Authority. The Board of Directors of the Company has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and the Company and Shareholders have full power and authority to execute, deliver and perform this Agreement and this Agreement is a legal, valid and binding obligation of the Company and Shareholders, and is enforceable in accordance with its terms.

     2.13 Ability to Carry Out Obligations. Other than current banking obligations and supplier contracts, as set forth in Exhibit 2.13, to the Company's and the Shareholders' knowledge, the execution and delivery of this Agreement by the Company and Shareholders and the performance by the Company and Shareholders of their obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which the Company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate such agreement or instrument or to accelerate the maturity of any indebtedness or other obligation of the Company, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of the Company. Purchaser understands, as hereinafter set forth, upon Closing, Shareholders intend and are entitled to withdraw and cancel any personal guaranties executed by them to
  suppliers and banks.   The withdrawal and cancellation of such personal
  guaranties by Shareholders, as hereinabove and hereinafter referred to shall not constitute any breach or violation of this Agreement by the Company or Shareholders unless such withdrawal or cancellation would cause the Company to incur additional liabilities which are not disclosed in the Company Financial Statements.

     2.14 Validity of The Company Shares. The shares of the Company Common Stock to be delivered to Purchaser pursuant to this Agreement, when transferred in accordance with the provisions of this Agreement, will be duly authorized validly issued, fully paid and non-assessable; and free and clear of all liens, claims and encumbrances.

     2.15 Assets. The Company has good and marketable and insurable title to all its property and such property is not subject to any liens, claims and/or encumbrances other than disclosed in Exhibit 2.6. Exhibit
  2.15 hereto lists all plant property and equipment of the Company and the location of such property with a value of $1,000 or more including all tanks even if the value of such tank is less than $1,000.

     2.16 Material Contracts. Exhibit 2.16 lists each of the following material contracts and agreements (including, without limitation, oral and informal arrangements) of the Company (such contracts and agreements listed, being collectively referred to as "MATERIAL CONTRACTS"). The Company has delivered, or will deliver on or before the execution of this Agreement, to the Purchaser correct and complete copies of all Material
  Contracts:

                    (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than $75,000 in the aggregate during the twelve month period ending December 31, 1997, (B) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company without penalty of $5,000 or more in the aggregate on 30 days' or less notice;

                    (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $25,000 in the aggregate during the twelve month period ending December 31, 1997, (B) is likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract, or (C) cannot be canceled by the Company without penalty of $5,000 or more in the aggregate on 30 days' or less notice;

                    (iii)     all broker, distributor, dealer,
  manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party;

                    (iv) all management contracts, employment agreements and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment on 30 days' or less notice;

                    (v) all contracts and agreements relating to indebtedness of the Company;

                    (vi) all contracts and agreements that limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

                    (vii) all contracts and agreements between or among the Company and any affiliate, officer, director, employee or shareholder of the Company, whether now in effect or in effect at any time during the three years preceding the date of this Agreement; and

                    (viii)    all other contracts and agreements,
  whether or not made in the ordinary course of business, which are material to the Company or the conduct of the business.

               (b)  To the Company's and the Shareholders' knowledge,
  each Material Contract is valid and binding on the respective parties
  thereto and is in full force and effect.   Neither Company nor any
  Shareholder has received any actual notice that the Company is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

               (c) To the Company's and the Shareholders' knowledge, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

               (d) Except as set forth in Exhibit 2.16, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the properties or assets of the Company.

               (e) To the Company's and the Shareholders' knowledge, there is no contract, agreement or other arrangement the performance of which by the Company would have a material adverse effect.

     2.17 Trade Names and Rights.  To the Company's and the
  Shareholders' knowledge, the Company owns all trademarks, service marks, trade names, and copyrights required in its business, a list of which is attached hereto as Exhibit 2.17. To the Company's and the Shareholders' knowledge, no other person or entity owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or material in connection with the present or contemplated operations of the Company' business.

     2.18 Proprietary and Intellectual Property Rights. To the Company's and the Shareholders' knowledge, the Company possesses full ownership of all proprietary rights and intellectual property rights owned by or registered in the name of the Company or any of its subsidiaries or used in the business of the Company or any of its subsidiaries and is not in default in any material respect, under any agreement relating to any proprietary right or intellectual property right.

     2.19 Employees. To the Company's and the Shareholders' knowledge, there are, except as disclosed in Exhibit 2.19, no collective bargaining, bonus, profit sharing, severance, indemnification, compensation or other agreements, trusts, funds, plans or arrangements maintained by the Company or any subsidiary of the Company for the benefit of its directors, officers or employees, and there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company or any of its affiliates. Exhibit
  2.19 identifies each person whose income from the Company in the fiscal year ended February 28, 1997, or whose income from the Company in the fiscal year begun immediately thereafter, is at a rate exceeding $15,000 per annum. Exhibit 2.19 describes any contractual arrangement for the employment or compensation of each such person whether written or oral. The Company is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ directly or as a consultant or otherwise, any individual or entity for any specific period of time or until any specific age except as specified in agreements in writing identified in Exhibit 2.19. The Company's employee handbook or manual and a complete description of all employee benefits, is included as part of Exhibit 2.19. All of the Company's employees are at-will employees.

     2.20 Labor Matters. To the Company's and the Shareholders' knowledge, there are no activities or controversies, including, without limitation, any disputes with individuals, labor organizing activities, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns or work stoppages, pending or threatened, between the Company or any of its employees.

     2.21 Insurance.   To the Company's and the Shareholders'
  knowledge, the Company has insurance policies in full force and effect which provide for coverages which are usual and customary in its business as to amount and scope, and are adequate to protect the Company against any reasonably foreseeable risk of loss. Such policies will remain in full force and effect through Closing. Exhibit 2.21 attached hereto identifies each of the Company's insurance policies, indicating the carrier, amount of coverage, annual premium, risks covered, placing broker or agent, and period through which the policy is paid up and other relevant information as to each. Exhibit 2.21 also lists all of the insurance policies covering the Company's properties and activities with a short description of the coverages. Except as disclosed in
  Exhibit 2.21, the Company has not within the past three (3) years received any notice of cancellation of any insurance agreement or any notice of nonrenewal or of uninsurability or any notice or other communication regarding any unusual or extraordinary risk posed by any aspect of the business of the Company. The Company shall provide Purchaser with all applications for insurance policies, all copies of claims made under existing policies, and a loss history for the past three years.

     2.22 Title to and Utilization of Properties. Exhibit 2.22 attached hereto lists all of the Company owned and leased properties. To the Company's and the Shareholders' knowledge, the Company owns fee simple, insured title to all real property owned by it and has the unbridled right to use the same, and is not aware of any claim, notice or threat to the effect that its right to own and use such property is subject in any way to any challenge, claim, assertion of rights, proceedings toward condemnation or confiscation in whole or in part, or is otherwise subject to challenge. To the Company's and the Shareholders' knowledge, no rights of first refusal encumber such Company owned Properties. The Company has valid leases on its leased properties and the expiration date of such leases are disclosed on Exhibit 2.22.

     2.23 Facilities. To the Company's and the Shareholders' knowledge, the Company facilities are (as to physical plant and structure) structurally sound and none of its facilities, nor any of the vehicles or other equipment used by the Company in connection with its business, has any material defects and all of them are in all material respects in good operating condition and repair and are adequate for the uses to which they are being put. To the Company's and the Shareholders' knowledge, none of such plants, structures, or equipment is in need of maintenance and repairs except ordinary routine maintenance and repairs. Subject to the knowledge requirement in the preceding two sentences, all buildings, vehicles and equipment are being transferred on an "as is, where is" basis.

     2.24 Environmental and Other Permits and Licenses; Related
  Matters.

               (a) To the Company's and the Shareholders' knowledge, the Company currently holds all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of governmental authorities (collectively, "PERMITS"), including, without limitation, environmental permits, necessary for the current use, occupancy and operation of each asset and property of the Company and the conduct of its business, and all such permits and environmental permits are in full force and effect. Neither the Company nor any of the Shareholders has received any notice from any governmental authority revoking, canceling, rescinding, materially modifying or refusing to renew any permit or environmental permit or providing written notice of violations under any environmental law which have not been resolved. To the Company's and the Shareholders' knowledge, the Company is in all material respects in compliance with the permits and all applicable Environmental Laws. Exhibit 2.24(a) identifies all permits that will require the consent of any governmental authority to consummate the transactions contemplated by this Agreement.

               (b) To the Company's and the Shareholders' knowledge, all equipment owned or used by the Company, including, but not limited to above ground storage tanks, underground storage tanks, and piping associated with such tanks, is in substantial compliance with all applicable Permits and Environmental Laws including the Federal and State 1998 underground storage tank requirements, and can be operated in the ordinary course of business in substantial compliance with all applicable Permits and Environmental Laws, except as set forth in Exhibit 2.24(b).

               (c) To the Company's and the Shareholders' knowledge, except as disclosed in Exhibit 2.24(a): (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from (other than petroleum products handled, stored or transported in the normal course of business), or released on any owned real property or leased real property by the Company, and the Company and its Shareholders are unaware of any such generation, use, treatment, handling, storage, transportation, or release by any other person or entity, including but not limited to any predecessor in interest; (ii) the Company has reported all Releases of Hazardous Material in accordance with Environmental Laws;
  (iii) the Company has not Released any Hazardous Materials, and is not responsible or liable for any Release of Hazardous Materials, which must be Remediated under applicable Environmental Law (including, but not limited to, any Release which results in the presence of Hazardous Materials in the environment in quantities or amounts that exceed Remediation action levels specified by regulation or by governmental policy or guideline) or that any person or entity or governmental authority has requested or required to be remediated; (iv) the Company has disposed of all wastes, including those containing Hazardous Materials, in material compliance with all applicable Environmental Laws and environmental permits; (v) there are no past, pending or threatened Environmental claims against the Company or any of its assets or properties; (vi) the Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which is the subject of any environmental claim; and (vii) neither the Company nor any governmental authority is conducting any remediation on or related to the owned real property, the leased real property or the business of the Company.

               (d) Exhibit 2.24(d) sets forth the age, contents or former contents of any storage tanks located on the premises owned or operated by the Company. To the Company's and the Shareholders' knowledge, except as set forth in Exhibit 2.24(d) the Company has not owned or operated any underground storage tanks as defined in the Resource Conservation and Recovery Act ("RCRA"). To the Company's and the Shareholders' knowledge, except as set forth in Exhibit 2.24(d), all tanks and pipes pertinent thereto are presently and have been in the past in good condition and tight.

               (e) To the Company's and the Shareholders' knowledge, there are no wastes, drums or containers disposed of or buried on, in or under the ground or any surface waters located on the premises currently or previously owned or operated by the Company. To the Company's and the Shareholders' knowledge, neither the Company no any third parties have disposed of or buried any wastes, drums or containers on, in or under the ground or any surface waters located on the premises owned or operated by the Company. To the Company's and the Shareholders' knowledge, neither the Company nor any party acting on behalf of the Company disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the premises of a third party other than those pursuant to and in compliance with RCRA.

               (f)  Certain capitalized terms used in this Section
  2.24 are defined as follows:

               Hazardous Materials - means (a) oil, petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas,
  (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any governmental authority.

               Environmental Laws - means any law including but not limited to any federal, state, local, law, ordinance, regulation or rule now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. S.S. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. S.S. 6901 et seq.; the Clean Water Act, 33 U.S.C. S.S. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. S.S. 2601 et seq.; the Clean Air Act, 42 U.S.C. S.S. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. S.S. 300f et seq.; the Atomic Energy Act, 42 U.S.C. S.S. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. S.S. 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. S.S. 301 et seq. and the state or local equivalents of these laws.

               Release - means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land, water or air or otherwise entering into the environment.

     2.25 Customers and Suppliers. Exhibit 2.25 lists all major customers and suppliers which are material to the financial condition or operations of the Company. To the Company's and the Shareholders' knowledge, since February 28, 1997 and except as disclosed in Exhibit
  2.25 there has been no adverse change in the business relationship of the Company with any such customer or supplier. It is understood and agreed that "material" customers and suppliers provided for in this section are defined as customers purchasing product from the Company in excess of $25,000 per year, and suppliers providing supplies and merchandise to the Company in the amount of $50,000 per year.

     2.26 Bank Accounts.  Exhibit 2.26 sets forth  the names and
  locations  of  all  banks,   trust  companies, savings and loan
  associations and other financial institutions at which the Company maintains current accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     2.27 Share Ownership. The shareholders hold all of the outstanding common shares of the Company Common Stock as set forth in
  Exhibit 2.27 hereto. Such shares are owned and the Shareholders' ownership is of record and beneficially owned by each holder thereof, and such shares are not subject to any claim, lien, encumbrance or pledge. Each shareholder has authority to sell and exchange such shares pursuant to this Agreement.

     2.28 Other Information. To the Company's and the Shareholders' knowledge, none of the information and documents which have been furnished or made available by the Company or any of its representatives to Purchaser or any of its representatives in connection with the transactions contemplated by this Agreement is materially false or misleading or contains any material misstatement of fact or omits any material fact necessary to be stated in order to make the statements and information therein not misleading.

                                ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to the Company and the Shareholders to enter into this Agreement, the Purchaser represents and warrants to the Company and Shareholders that:

     3.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the law of Colorado, has all necessary corporate powers to own properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states were its business requires qualification.

     3.2 Capital. As of the date of this Agreement, the authorized capital stock of Purchaser consists of 10,000,000 shares of $.001 par value Common Stock of which 1,000 shares of Common Stock are currently issued and outstanding, and 5,000,000 shares of preferred stock $.001 par value, are authorized and none are currently outstanding. All of the issued and outstanding shares of Purchaser are duly and validly issued, fully paid and non-assessable.

     3.3 Authority. The Board of Directors of Purchaser has authorized the execution of this agreement and the transactions contemplated herein, and Purchaser has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of Purchaser, and is enforceable in accordance with its terms and conditions.

     3.4 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which Purchaser is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation or Purchaser, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Purchaser.

     3.5 Directors and Officers. Exhibit 3.5 of this Agreement contains the names and titles of all directors and officers of Purchaser.

     3.6  Investment Intent.  Purchaser is purchasing the Common Stock for its own account for investment purposes and not with a view to public
  distribution.   Purchaser has  the  capacity  to  evaluate  the merits
  and risks of the acquisition of the Common Stock and understands that the Common Stock is subject to resale restrictions under various state and federal securities laws.

                                 ARTICLE 4
                                 COVENANTS

     4.1  Investigative Rights.  From the date of this Agreement until the Closing Date, the Company shall provide to Purchaser, and its counsel, accountants, auditors, and other authorized representatives, reasonable access to all of The Company's properties, books, contracts, commitments, and records for the purpose of examining the same. The Company shall furnish Purchaser with all information concerning its
  affairs as Purchaser may reasonably request.   Without in any manner
  reducing or otherwise mitigating the representations contained herein, Purchaser and/or its representatives shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of the Company. If the transaction contemplated hereby is not completed, all documents received by Purchaser and/or its attorneys and accountants shall be returned to the Company upon request.

     4.2 Conduct of Business. From the date of this Agreement, the Company and the Shareholders covenant that they: (1) shall conduct the Company's business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of Purchaser,
  except in the regular course of business; (2)   shall not amend the
  Company's Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less amount, or enter into any other transactions other than in the regular course of business; (3) shall not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide non-public information to, or consider the merits of any unsolicited inquiry or proposal from any person (other than the Purchaser) relating to the merger, consolidation or acquisition of the Company or any of the assets or properties of the Company (other than acquisitions of inventories in the ordinary course of business); or (4) shall not agree or commit to do or authorize any of the foregoing, unless such action complies with the terms of this Agreement.

     4.3 Indemnification of the Company and Shareholders. Purchaser shall be liable for and shall indemnify, defend and hold the Company and the Shareholders and its officers, directors, affiliates, agents and the Shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which result from or relate to any activities of the Company or Purchaser subsequent to the Closing Date or which result from or relate to any breach of, or failure by Purchaser to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Purchaser under this Agreement.

     4.4 Indemnification of Purchaser. The Company and Shareholders shall be liable for and shall agree to indemnify, defend and hold Purchaser and its officers, directors, affiliates and agents harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which result from or relate to any breach of, or failure by the Company to perform any of its respective representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule, certificate or other instrument furnished or to be furnished by the Company or Shareholders under this Agreement.

     4.5  Consulting Services.   Mr. Gus Fleischli and Mr. Gerald
  Loghry shall make themselves available to Purchaser, at reasonable times,
  to respond to questions for one year without charge.   Mr. Fleischli
  agrees to provide additional consulting services to the Company or Purchaser on as needed basis for a two-year period after the Closing
  Date on an hourly basis at a rate of $100 per hour. Mr. Loghry will provide additional consulting services to the Company on an as needed basis for a two-year period on an hourly basis at a rate of $100 per hour.

     4.6 Accounts Payable and Personal Guarantees. With regard to all accounts payable and accrued taxes as of the Effective Date, Purchaser will cause such amounts to be paid according to the payment plan and/or requirements of the creditor or taxing authority, without extension, delinquency or other material deviation from the payment term and plan. Purchaser understands and agrees that it is the intention of Shareholders to withdraw all personal guarantees relating to the Company.

     4.7 Environmental Site Assessments. New "Phase One" environmental site assessments shall be obtained by Purchaser on all real properties subject to this transaction prior to the Closing Date, at the Company's cost up to a maximum of $15,000. Such "Phase One" costs shall be accrued as of July 31, 1997 and payable by the Company at Closing.
  Any additional "Phase One" expenses shall be borne by Purchaser. The persons performing such site assessments shall be chosen and engaged by Purchaser. It is further agreed that Purchaser will complete the Phase One Reports as soon as reasonably practicable, and Purchaser may elect to pursue, at its expense, "Phase Two" assessments (e.g. core sampling, ground water sampling, etc.).

     To the Company's and the Shareholders' knowledge, it is the Purchaser's understanding that all regulatory and environmental upgrades completed in the past have brought the Company's properties and equipment into compliance with current requirements and the 1998 underground storage tank regulations, except as set forth in Exhibit 2.24(b) and
  Exhibit 2.10. Any properties and/or equipment found not to be in compliance shall either be brought into compliance prior to Closing or an adjustment to the Purchase Price shall be made at Closing.

     4.8  Shareholders' Cooperation After the Closing; Further Action.
  At any time and from time to time after the Closing, the Shareholders shall execute and deliver to the Purchaser such other instruments and take such other actions as the Purchaser may reasonably request more effectively to vest title to the Shares in the Purchaser and, to the full extent permitted by law, to put the Purchaser in actual possession and operating control of the Company and its assets, properties and the business. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby. The Company and the Shareholders will provide such information (including financial information) as is reasonably required by Purchaser for any Report on Form 8-K to be filed by Purchaser with the Securities and Exchange Commission in connection with this transaction.

     4.9  Confidentiality.

               (a) The Shareholders covenant and agree to, and will cause their respective affiliates, trustees, beneficiaries, employees and agents to: (i) treat and hold as confidential (and not disclose or provide access to any person to) all information relating to trade secrets, processes, price lists, customer lists, raw materials, supplier lists, pricing and marketing plans, policies and strategies, operations methods, and any other intellectual property rights or other confidential information with respect to the business or the company;
  (ii) in the event that the Shareholders or any of their affiliates, trustees, beneficiaries, employees or agents become legally compelled to disclose any information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 4.9; and
  (iii) promptly furnish (prior to or at the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Shareholders or any of their respective affiliates, trustees, beneficiaries, employees and agents and destroy any and all additional copies then in their possession of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Shareholders or their affiliates, trustees, beneficiaries, employees or agents.

               (b) All information furnished by any Shareholder or the Company to the Purchaser pursuant to this Agreement shall be treated as the property of such Shareholder or the Company until the Closing Date and shall be kept confidential by the Purchaser until the Closing Date. If the Closing does not occur, the Purchaser shall return to the Shareholders or the Company all documents and other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive purpose. The Purchaser's obligation to keep such information confidential and to not use such information shall continue for a period of two years from the date the transactions contemplated by this Agreement are abandoned and shall extend to the directors, officers, employees and agents of the Purchaser. The Purchaser shall take all necessary action to inform such persons of the obligation of confidentiality set forth in this Section 4.9(b). The obligation to keep such information confidential shall not apply to any information which the Purchaser can demonstrate (i) was already in its possession prior to the disclosure thereof by any Shareholder or the Company to the Purchaser, (ii) was then available to the public, (iii) became known to the public through no fault of the Purchaser or any of its directors, officers, employees or agents, or (iv) was disclosed to the Purchaser by a third party unaffiliated with the Purchaser who, to the knowledge of the Purchaser, was not bound by an obligation of confidentiality to the Shareholders or the Company, nor shall the obligation to keep such information confidential apply to disclosures required to be made in accordance with any law.

               (c) The Shareholders agree and acknowledge that remedies at law for any breach of their obligations under Section 4.9(a) hereof are inadequate and that in addition thereto the Purchaser and/or the Company shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages. The Purchaser agrees and acknowledges that remedies at law for any breach of its obligations under Section 4.9(b) hereof is inadequate and that in addition thereto the Company and/or the Shareholders shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

     4.10 Preservation of Assets and Relationships. After the date hereof and through the Closing, the Company shall use its best efforts to preserve intact the assets and properties of the Company and to keep available the services of its officers and employees and maintain good relationships with suppliers, customers and others having business relationships with the Company.

     4.11 Transfer of Shares. The Shareholders agree that after the date hereof and through the Closing, without the Purchaser's consent, the Shareholders will not sell, transfer, mortgage, pledge or otherwise dispose of or encumber all or any part of the Common Stock.

     4.12 Agreement to Vote. The Shareholders agree to vote or cause to be voted all Common Stock in favor of the transactions contemplated by this Agreement and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Shareholders under this Agreement.

     4.13 Representations and Warranties. Through the Closing Date, each of the parties shall refrain from taking any action which would render any of its representations or warranties in this Agreement inaccurate as of the Closing Date.

     4.14 Employment Agreements Prior to the Closing Date, the Company will enter into an employment agreement (the "Employment Agreement") with Robert Jensen which will be substantially in the form of the employment agreement attached hereto as Exhibit 4.14.

     4.15 Bonuses. The Company agrees to estimate the bonuses relating to the period beginning on March 1, 1997 and ending on July 31, 1997 contemplated by Section 1.6 before the Closing and will cause the Company to pay such bonuses to the Closing Agent immediately before or at the Closing, and the funds will be held in escrow by the Closing Agent pending the completion of the audit by Coopers & Lybrand. The parties agree that the actual bonuses for such period shall be calculated by the Company on the basis of an audit report to be prepared for the five month period ending July 31, 1997, prepared by Coopers & Lybrand during the three month period following the Closing. Upon completion of the audit the appropriate amount as determined in accordance with Section 1.6 will be distributed to the employees. Any difference between the estimated amount and the actual amount paid will be considered an adjustment to the Purchase Price as contemplated by Article 1 and Exhibit 1.5(a).

     4.16 Covenant not to Compete. Shareholder(s) acknowledge and agree that Shareholders possess information unique and proprietary to the Company and Purchaser, and that Purchaser would not be willing to enter into this Agreement if Shareholders, after the Closing Date, could compete with the Company or Purchaser because such competition by Shareholders would severely injure the Company or Purchaser no matter where in the geographic areas listed below such competition occurred. Accordingly and in exchange for the Purchase Price, Gus Fleischli and Jerry Loghry agree that for a period of two (2) years from the Closing Date, such persons shall not directly or indirectly, whether as an owner, stockholder, partner, employee, independent contractor, or otherwise, compete with the Company or Purchaser or any affiliate of the Company or Purchaser anywhere within Mexico and the states of Texas, New Mexico, Arizona, Colorado, Utah, Nevada, and Wyoming in any field of business in which the Company is engaged on the Closing Date. The period, the geographical area and the scope of the restrictions on Shareholders' activities are divisible so that if any provision of the restriction is invalid, that provision shall automatically be modified to the extent necessary to make it valid. The provisions of this Section 4.16 shall be in addition to any other similar agreements entered into by the Company and certain individual Shareholders and shall not serve to supplant or reduce the effect of such other agreements. The parties hereto agree and acknowledge that many of the rights conveyed by this Section 4.16 are of a unique and special nature and that the Company and Purchaser will not have an adequate remedy at law in the event of failure of Shareholders to abide by its terms and conditions, nor will money damages adequately compensate for such injury. It, therefore, is agreed between the parties that in the event of breach by Shareholders of Shareholders' agreements contained in this Section 4.16 the Company and Purchaser shall have the rights, among other rights, to damages sustained thereby and to an injunction to restrain Shareholder from the prohibited acts. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to the Company or Purchaser.

     4.17 Notice to Wyoming Department of Environmental Quality
  ("DEQ"). The Company agrees to provide the DEQ with notice of this Agreement immediately upon the execution of this Agreement, unless such notice was previously provided.

     4.18 Letters of all Shareholders. Within three (3) business days after the execution of this Agreement, the Company will use its best efforts to have each of the Company's shareholders sign a letter in which they agree to sell their shares to the Purchaser for $200 per share; that they own their shares free and clear of any liens or encumbrances; and if their shares are held in an IRA or similar account, that they will instruct the custodian of their shares to deliver their certificate at the closing.

     4.19 Use of Fleischli Name. If at any time during the five year period commencing on the Closing, the Purchaser or any of its executive officers is convicted of any felony or of any acts of dishonesty, fraud or acts of moral turpitude, the Purchaser agrees to cease using the Fleischli name.
                                 ARTICLE 5
                             TAX MATTERS

     5.1 Cooperation and Exchange of Information. The Company, the Shareholders and the Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax (as defined in Section 9.2) return determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes.

     5.2 Conveyance Taxes. The Shareholders shall be liable for, and the Shareholders covenant and agree that they shall hold the Purchaser harmless against, any transfer or conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.

                                 ARTICLE 6
               CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

     6.1 Conditions. Purchaser's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 6. Purchaser may waive any or all of these conditions in whole or in part without prior notice; so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any other condition or any of Purchaser's other rights or remedies, at law or in equity, if the Company and Shareholders shall be in default of any of their representations, warranties, or covenants under this Agreement.

     6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by the Company and Shareholders in this Agreement or in any written statement that shall be delivered to Purchaser by the Company under this Agreement shall be true and accurate when made and on and as of the Closing Date with the same force and affect as if made at the Closing.

     6.3 Performance. Purchaser shall be reasonably satisfied that the Company and Shareholders shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     6.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against any party hereto on or before the Closing Date.

     6.5 Acceptance by Shareholders. The holders of not less than 100% of the issued and outstanding shares of Common Stock of the Company have agreed to sell and deliver their shares to Purchaser in accordance with this Agreement.

     6.6 Directors of the Company. Effective on the Closing Date the Board of Directors shall be reduced to three, and shall include those individuals named by Purchaser and all of the previous directors shall have submitted their resignations to take effect on the Closing Date and the three individuals nominated by Purchaser shall have been elected to fill the vacancies.

     6.7 Financial Conditions. Prior to Closing, the Company shall provide to Purchaser unaudited financial statements dated July 31, 1997. There shall be no material reduction in consolidated net book value or shareholders equity from February 28, 1997 through Closing. At July 31, 1997 the assets of the Company shall include all assets listed in the attached Exhibit 6.7, except the cash items. On the Closing Date: (1) the Company's plant, property and equipment before depreciation shall not be less than $7,700,000; (2) the accounts payable, accrued expenses, taxes payable, capital leases and notes payable of the Company shall not exceed the value of its cash, accounts receivable and inventory by more than $100,000; and (3) no assets of the Company will be encumbered other than by notes payable shown on the Company's Financial Statements.

     6.8 Tax Return. The Company shall complete, file and deliver a copy to Purchaser, its federal and state income tax return for the period ended July 31, 1997. The cost of preparing such return and any taxes due shall be booked as a payable or paid as of July 31, 1997.

     6.9 Legal Opinions. The Company shall deliver the opinion of its counsel, Dray, Thompson & Dykeman, P.C., dated the Closing Date, in form and substance satisfactory to counsel for Purchaser, to the effect that:
               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification, except where the failure to be so qualified would not have a material adverse effect on the Company.

               (b) The Company's authorized and issued capital stock is as set forth in paragraph 2.2 hereof.

               (c) The execution and consummation of this Agreement have been duly authorized and approved by the Company's Board of Directors and consummation of this Agreement will not constitute or result in any breach or default of the character described in paragraph
  2.12 hereof of which counsel has knowledge.

               (d) The shares of Common Stock to be purchased by Purchaser pursuant to this Agreement are duly and validly authorized and issued, and are fully paid and nonassessable.

               (e) Counsel has no knowledge of any undisclosed liabilities.

               (f) Counsel has no knowledge of any undisclosed litigation.

               (g) Other such items as counsel to the Purchaser and the Shareholders shall mutually agree.

     6.10 Accountants' Comfort Letter. The Company shall deliver a letter addressed to Purchaser from McGladrey & Pullen LLP stating that all tax returns that they have prepared and filed for the Company since the Company's last federal income tax audit comply in all material respects with the applicable rules and regulations.

     6.11 Closing Documents. The Company and the Shareholders shall be prepared to deliver the closing documents set forth in Article 7 of this Agreement;

     6.12 Purchaser's Board Approval. Within five (5) days following execution of this Agreement, the Board of Directors of the Purchaser shall have authorized the execution and delivery of this Agreement and the other agreements, documents and instruments referenced herein, and the consummation of the transactions contemplated hereby and thereby;

     6.13 Employment Agreement and Non-Competition Agreement.   The
  Company shall have entered into the employment agreement described in
  Section 4.14 with Robert Jensen in form and substance satisfactory to the Purchaser in its reasonable discretion, and shall have entered into Non-Competition agreements described in Section 4.16.

     6.14 Due Diligence. The Purchaser shall be satisfied in its reasonable discretion with the results of its due diligence investigation of the Company.

     6.15 Rights of First Refusal. All rights of first refusal held by any person or entity relating to the Company or the business or any of the assets or properties of the Company or the business shall have been waived (with each such waiver to be in form and substance satisfactory to the Purchaser in its reasonable discretion), except as has been disclosed in Exhibit 2.22, or shall have expired without exercise.

     6.16 Officer's Certificate. The Company shall have delivered to Purchaser a certificate, dated the Closing Date, and signed by the President of the Company, certifying that each of the conditions specified in Section 6.2 through 6.9 and 6.15 hereof have been fulfilled.

                                 ARTICLE 7
                    CONDITIONS PRECEDENT TO THE COMPANY'S
                        AND SHAREHOLDERS' PERFORMANCE

     7.1 Conditions. The Company's and Shareholders' obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. The Company and Shareholders may waive any or all of these conditions in whole or in part without prior notice; so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by the Company and Shareholders of any other condition of or any of the Company's or Shareholders' rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties, or covenants under this Agreement.

     7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Purchaser in this Agreement or in any written statement that shall be delivered to the Company and/or Shareholders by Purchaser under this Agreement shall be true and accurate on and as of the Closing Date as through made at that time.

     7.3 Performance. Purchaser shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     7.4 Absence of Litigation. No action, suit or preceding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Purchaser on or before the Closing Date.

     7.5  Releases by American National Bank of Personal Guarantees.
  Gus Fleischli and Jerry Loghry will be released by American National Bank as guarantors on all of the Company's loans with American National Bank.

     7.6  30-Day Notice Requirement of the Wyoming Department of
  Environmental Quality ("DEQ").   The 30-day notice period required by the
  DEQ in its agreement with the Company will have expired.

     7.7 Purchaser's Written Agreement to comply with Wyoming DEQ Administrative Order on Consent in Docket No. 2760-96. The Purchaser will have produced the letter required by the Wyoming DEQ Administrative Order on Consent in Docket No. 2760-96.

     7.8 Officers' Certificate. Purchaser shall have delivered to the Company and Shareholders a certificate, dated the Closing Date and signed by the President of Purchaser certifying that each of the conditions specified in Sections 7.2 through 7.7 have been fulfilled.

                                ARTICLE 8
                                 CLOSING

     8.1 Closing. The Closing of this transaction shall be held at the offices of the Closing Agent to be mutually agreed upon by the parties on August 11, 1997, or as soon thereafter as reasonably practicable, or such other place as shall be mutually agreed upon, and on such date as shall be mutually agreed upon by the parties. In the event that Purchaser cannot close because it is waiting on a UCC filing to be recorded with the Wyoming Secretary of State's office, the closing may be delayed until August 15, 1997, provided that the total Purchase Price has been deposited with the Closing Agent by August 11, 1997. At the
  Closing:

               (a) Purchaser shall deliver a certified or cashiers checks for the Purchase Price to the Closing Agent.

               (b) Each Shareholder shall present the certificates representing his shares of the Company being sold to Purchaser, and such certificates will be duly endorsed; and

               (c) Each Shareholder shall receive from the Closing Agent his or her share of the Purchase Price in the form of a cashiers check based upon the shareholders pro rata share.

               (d) Purchaser shall deliver an officer's certificate, dated the Closing Date, stating that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Purchaser are true and correct as of, or have been fully performed and complied with by, the Closing Date.

               (e)  Purchaser shall deliver a signed consent and/or
  Minutes of the Directors of Purchaser approving this Agreement and each matter to be approved by the Directors of Purchaser under this Agreement. Such Minutes shall be certified by an Officer of Purchaser.

               (f) The Company shall deliver a certificate, dated the Closing Date, stating that all representations, warranties covenants and conditions set forth in this Agreement on behalf of the Company are true and correct as of, or have been fully performed and complied with by, the Closing Date.

               (g) The Company shall deliver a signed Consent or Minutes of the Directors of the Company approving this Agreement. Such Minutes shall be certified by an officer of the Company.

               (h) Each party shall deliver such other documents or information required to be furnished by Closing pursuant to this Agreement.
                                   ARTICLE 9
                                  DEFINITIONS

     9.1 Definition of Knowledge. Statements in this Agreement made to the "knowledge" of a person shall mean the knowledge that such person (where the person is an entity, the executive officers of such entity) has or should have after having made a good faith effort to ascertain the fact in question pursuant to an inquiry directed to such officers, supervisors, advisors and employees of the Company as would be reasonably likely to have information relating to the fact in question.

     9.2 Definition of Tax. The capitalized term Tax as used in this Agreement is defined as follows:

          TAX or TAXES means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

                                  ARTICLE 10
                                 MISCELLANEOUS

     10.1 Captions and Headings. The Article and paragraph/section headings through this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     10.2 No Oral Change. This Agreement and any provision hereof, may not be waived, changed modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     10.3 Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (i) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

     10.4 Entire Agreement.  This Agreement contains the entire
  Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

     10.5 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Wyoming.

     10.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.7 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of receipt if served personally on the party to whom notice is to be given, by telecopy or telegram, or mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     Purchaser:

          Edward J. Names, Director
          Pyramid Stores, Inc.
          216 16th Street, Suite 730
          Denver, CO 80202

     The Company:

          Fleischli Oil Company, Inc.
          P.O. Box 487
          Cheyenne, WY 82003

     Shareholders:

          Gus Fleischli
          P.O. Box 487
          Cheyenne, WY 82003

     10.8 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     10.9 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     10.10 Brokers. Each of the parties hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any broker, finder or person.

     10.11 Announcements. Purchaser Shareholders and the Company will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers. Except to the extent that the parties consent in writing otherwise, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media. Notwithstanding the preceding sentencing, the parties agree that the Purchaser or an affiliate of the Purchaser may make such disclosure (on Form 8-K, by press release or otherwise) regarding the terms of this Agreement and the transactions contemplated hereby as it deems necessary to comply with applicable securities laws or the rules and regulations of the American Stock Exchange, including a press release following the execution of this Agreement.

     10.12 Expenses. Except as specifically provided in this Agreement, all costs and expenses including legal, accounting and any other out-of-pocket expenses incurred by the Company or its Shareholders, in connection with this transaction, shall be paid by the Company. All costs and expenses including legal, accounting and any other out-of-pocket expenses incurred by the Purchaser, in connection with this transaction, shall be paid by the Purchaser.

     10.13 Survival of Representations and Warranties. Except as otherwise provided in this Section 10.13, the representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing for a period of five years irrespective of any investigation made by or on behalf of any party. Notwithstanding the above, the representations and warranties set forth in Article 5 relating to tax issues shall survive for a period equal to the applicable statute of limitations with respect to any circumstances described therein or related thereto.

     10.14 Assignment. This Agreement may not be assigned by operation of Law or otherwise by the Shareholders, the Company or the Purchaser.

     10.15 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

     10.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

     AGREED TO AND ACCEPTED as of the date first above written.

  METEOR INDUSTRIES, INC.              PYRAMID STORES, INC.

  By /s/ Edward J. Names           By /s/ Dennis R. Staal
    Edward J. Names, President          Dennis R. Staal, Secretary/Treasurer

                                   FLEISCHLI OIL COMPANY, INC.

                                   By /s/ Jerry Loghry
                              Jerry Loghry, CEO

                                   SHAREHOLDERS:

                                   /s/ Gus Fleischli
                                   Gus Fleischli

                                   /s/ Jerry Loghry
                                   Jerry Loghry

                                   /s/ Robert Jensen
                                   Robert Jensen